Exhibit 10.4

OPTION PLEDGE AGREEMENT

This Option Pledge Agreement (this “Agreement”) is entered into as of February 27, 2007, by and between American Tower Corporation, a Delaware corporation (“the Company”), and J. Michael Gearon, Jr. (“Optionee”).

WHEREAS, a Special Committee of the Board of Directors of the Company has investigated the Company’s historic options granting practices and determined that there were deficiencies in those practices, including the setting of stock option exercise prices lower than the fair market value of the Company’s Class A Common Stock (the “Class A Stock”) on the legal grant date of the stock options;

WHEREAS, the Company’s Board of Directors has established a Special Litigation Committee (the “Committee”) to consider appropriate remediation action, including assessing potential claims that the Company may have and evaluating derivative demands that have been or may be made on the Company relating to the Company’s historic stock option granting practices;

WHEREAS, consolidated derivative actions are pending in the United States District Court for the District of Massachusetts and the Suffolk County Massachusetts Superior Court, under the respective captions In re American Tower Corporation Derivative Litigation, Civil Action No. 06-11029-MLW (D. Mass.), and In re American Tower Corporation Derivative Litigation, No. 06-2164 (BLS1, Suffolk County), which allege various state and federal securities law claims against certain current and former officers and directors of the Company relating to the Company’s historic stock option granting practices and related accounting and financial disclosure (including any Claims (as defined in paragraph 6), the “Option Litigation”);

WHEREAS, the Company has suspended the right of certain persons, including Optionee, to exercise stock options to acquire the Company’s Class A Stock (the “Options”), including options granted with exercise prices lower than the fair market value of the Class A stock on the legal grant date (“Discounted Options”), pending a resolution of potential claims and any appropriate remedial action;

WHEREAS, the Company and the Optionee have entered into an Option Amendment Agreement that provides for eliminating the benefit of the lower than fair market value exercise price by increasing the exercise price of unexercised Discounted Options held by Optionee;

WHEREAS, Options that continue to be held by Optionee, including, without limitation, Options subject to the Option Amendment Agreement, have an expiration date and if not exercised before that date will cease to have value;

WHEREAS, the Company and Optionee desire to permit the exercise of the Options, including, without limitation, Options subject to the Option Amendment Agreement, but to provide for a pledge of the shares acquired upon exercise of the Options and of funds received on a sale of such shares; and

WHEREAS, the Optionee has established account no. [ ] with Goldman Sachs & Co. (“Goldman”) (the “Control Account”) into which the Optionee will deposit shares acquired upon exercise of all or part of the Options and funds received on the sale of such shares and the Company, Goldman and Optionee have entered into a control account agreement with respect to the Control Account (the “Control Account Agreement”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Optionee hereby agree as follows:

1. Deposit of Shares and Cash. Optionee agrees that (a) except as set forth in clause (b) below, upon exercise of all or any portion of the Options, he shall immediately deposit the shares issued upon exercise thereof into the Control Account and (b) upon any sale of shares issued upon exercise of all or any portion of the Options, whether concurrently with or following the exercise, he shall immediately deposit or cause to be deposited the proceeds of any such sales (less customary broker’s commissions) into the Control Account.

2. Pledged Assets. As collateral security for the Obligations (as defined below), Optionee hereby pledges and assigns to the Company, and hereby grants a security interest to the Company in, all of the Optionee’s right, title and interest in and to all Options, all shares issuable upon exercise of Options, all cash, cash equivalents, securities or other financial assets in the Control Account, and all proceeds of, interest accrued on, income from and increases in any of the foregoing (subject to Optionee’s rights to the foregoing set forth in paragraph 5 below), now existing or hereafter deposited, credited, issued or arising and all instructions to or approvals by brokers or other securities intermediaries or other book-entry custodians or other instructions or confirmations as may have been reasonably requested by the Company as necessary for the Company’s security interest in such collateral to attach, become perfected, achieve priority over competing claimants and otherwise be preserved (collectively, the “Pledged Assets”). As used herein, the term “Obligations” shall mean all potential obligations of the Optionee in favor of, or for the benefit of, the Company arising out of the Option Litigation.

3. Exercise of Options. Optionee will be permitted to exercise his Options by the same methods available to employees of the Company (which includes broker-assisted same day sales and net exercises), except as otherwise provided in this Agreement. If Optionee exercises any Options by means of a “same day sale,” the broker, who shall be reasonably pre-approved by the Company, shall deliver to the Company payment for the Options and the Optionee shall cause such broker to comply with paragraphs 1 and 4 as to the proceeds from the sale (and any unsold shares).

4. Tax Treatment. At the time of exercise, Optionee will pay to the Company the amount of any withholding tax obligation that the Company incurs because of the exercise. Optionee shall be permitted to use the proceeds from the sale of the shares to pay such withholding tax obligation and any additional tax obligation arising from such exercise and sale (collectively, “Tax Amounts”) and Company agrees, upon receipt from Optionee of evidence of any such additional tax obligation, to provide instructions to Goldman to release the amount of any such tax obligations arising from such exercise and sale to Optionee at Optionee’s request. Optionee agrees to deposit into the Control Account the amount of any refund of any withholding tax payments made on the exercise or any refund of any additional tax obligations arising from the exercise that he receives to the extent the amount of such taxes were not included in the Pledged Assets or were released from the Pledged Assets pursuant to this paragraph 4.

5. Value of Pledged Assets. For so long as the Pledged Assets are maintained in the Control Account pursuant to this Agreement, Optionee shall cause the Pledged Assets to maintain an aggregate fair market value of not less than 75% of the aggregate fair market value of such Pledged Assets at the time such Pledged Assets are deposited into the Control Account (such value, less the related Tax Amounts, the “Initial Value;” provided, that if Pledged Assets have been deposited on more than one occasion, the Initial Value of all the Pledged Assets shall be the aggregate of the fair market values, less the related Tax Amounts, of the separate deposits on their respective deposit dates; and provided further, that if any Pledged Assets remain following the Termination Date (as defined in paragraph 6), then the Initial Value shall be adjusted proportionately to reflect the difference between the value of the initial Pledged Assets and the Holdback Pledged Assets (as defined in paragraph 6 below)). If the value of the Pledged Assets shall decrease below 75% of the Initial Value, Optionee shall contribute additional funds or investments to the Control Account to increase the value of the Pledged Assets to an amount equal to or greater than 75% of the Initial Value. At all times that the account value is at least 75% of the Initial Value, Optionee shall have the right to control the investment activity in the Control Account. Optionee shall be entitled to all interest, dividends, distributions or other income earned, paid or accrued on the Pledged Assets if and to the extent that distribution thereof does not reduce the value of the Pledged Assets below 100% of the Initial Value, but Optionee shall in no event be entitled to receive any proceeds of sale or exchange of Pledged Assets. If the value of the Pledged Assets decreases below 75% of the Initial Value, the Company shall have exclusive control of the investment activity in the Control Account and may notify Goldman to invest the Pledged Assets in one or more short term market instruments, including but not limited to marketable obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, or investment grade bank instruments, corporate debt obligations, commercial paper, demand instruments, adjustable rate obligations, asset-backed securities or money market funds subject to the requirements of the Investment Company Act of 1940, as amended; provided, however, that if Optionee contributes assets to the Control Account so as to increase the value of the Pledged Assets such that they exceed 75% of the Initial Value, Optionee shall once again have the right to control the investment activity in the Control Account, subject to the conditions of this paragraph 5.

6. Disposition of Pledged Assets.

(a) The Control Account will continue and the Pledged Assets will be maintained until the earlier of (i) determination by the Committee to release all or any portion of the Pledged Assets, (ii) the dismissal of Optionee as a defendant from all proceedings comprising the Option Litigation and the termination of any party’s appeal rights therefrom and (iii) the Termination Date. The “Termination Date” shall be the date that is six months from the date of this Agreement, but such date may be extended by the Committee, by prior written notice to Optionee, for one or more successive periods of up to ninety (90) days if the Committee determines that the additional time is necessary for it to make its determinations, provided that the Termination Date may not be extended beyond eighteen months from the date of this Agreement unless so ordered by a court of competent jurisdiction. Prior to the Termination Date, the Optionee shall have no right to withdraw any property from the Control Account, except as expressly set forth herein. On the Termination Date, Company will execute and deliver to Goldman written instructions terminating the Control Account Agreement.

(b) Notwithstanding the provisions of subsection (a) of this paragraph 6,, if the Company asserts a claim against Optionee arising out of the Option Litigation or any of the circumstances underlying the Option Litigation (a “Claim”) before the Termination Date, all or a portion of the Pledged Assets reasonably determined by the Committee as necessary to satisfy that Claim (the “Holdback Pledged Assets”) shall continue to be held in the Control Account and shall continue to be subject to the terms of the Control Account Agreement, which determination and the reasons therefor shall be set forth in writing to Optionee before the Termination Date. The Holdback Pledged Assets shall be released by the Company on the earlier of the date on which (i) the Company and Optionee mutually agree in writing to the resolution of the Claim and the disposition of the Holdback Pledged Assets, (ii) the Claim is resolved in favor of Optionee or otherwise fully satisfied by Optionee, (iii) Optionee is dismissed as a defendant from all proceedings comprising the Claim and all parties’ appeal rights therefrom have terminated, or (iv) a determination is made by a court of competent jurisdiction with respect to the disposition of the Holdback Pledged Assets, at which time the Company shall execute and deliver written instructions to Goldman to transfer the remaining assets in the Control Account in accordance with such mutual agreement or such court determination or, to the extent that the Optionee is dismissed as a defendant in the Option Litigation, the Claim is resolved in favor of Optionee or Optionee otherwise satisfies the Claim, the Company shall instruct Goldman to terminate the Control Account Agreement.

7. Company’s Exoneration. Under no circumstances shall the Company be deemed to assume any responsibility for or obligation or duty with respect to any part or all of the Pledged Assets of any nature or kind or any matter or proceeding arising out of or relating thereto. The Company shall not be required to take any action of any kind to collect, preserve or protect the Company’s or the Optionee’s rights in any of the Pledged Assets or against other parties thereto.

8. No Limitation on Rights. This Agreement in no way prejudices or restricts (i) the ability of the Company to assert that the Options are invalid or otherwise unenforceable or (ii) the right of Optionee to dispute, litigate or arbitrate the validity of any such assertion.

9. No Admissions. Nothing contained in this Agreement shall be deemed as an admission by any party, and this Agreement shall not be deemed to constitute a waiver of any rights, claims or defenses of any of the parties, nor to constitute a release of any claims that either party may have against the other.

10. Parties’ Representations. In entering into this Agreement, the parties represent that they have consulted with attorneys of their choice, that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

11. Further Assurances. The parties shall take such action as may be necessary, including providing appropriate instructions, to effect the understandings contained in this Agreement.

12. Amendment; Waiver. This Agreement may be amended, modified or supplemented by the parties hereto only by a written instrument signed by the Company and Optionee. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance.

13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

14. Entire Agreement, Assignment, etc. This Agreement supersedes all prior written and oral negotiations, discussions, communications, understandings, arrangements and agreements between the parties with respect to the subject matter hereof. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is personal to Optionee and shall not be assignable by Optionee, by operation of law or otherwise.

15. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

In Witness Whereof, the parties have caused this Agreement to be executed as an agreement under seal as of the date first written above.

AMERICAN TOWER CORPORATION

By:	/s/ James D. Taiclet, Jr.
Name:	James D. Taiclet, Jr.
Title:	Chairman, President and Chief Executive Officer

OPTIONEE:

/s/ J. Michael Gearon, Jr.
J. Michael Gearon, Jr.